Exhibit 21.1
SUBSIDIARIES OF INDYMAC BANCORP, INC.

STATE OF INCORPORATION
SUBSIDIARY	OR ORGANIZATION	OWNERSHIP

IndyMac Intermediate	Delaware	Direct
Holdings, Inc.

IndyMac Bank, F.S.B.	Federally Chartered	Indirect

Financial Freedom Senior	Delaware	Indirect
Funding Corporation

IndyMac Retained	Delaware	Indirect
Assets, Inc.